Exhibit 10.49
Confidential & Privileged
NuState Energy Holdings, Inc. - Rentar Environmental Solutions, Inc.
Software Transaction Agreement
April 10, 2008

Business Concept:
NuState Energy Holdings, Inc. (“NuState”) and Rentar Environmental Solutions, Inc. (“Rentar”) signed a March 3, 2008 transaction outline providing for the creation of a new Delaware corporation (“NewCo”) which will own in its entirety without adverse claim the know-how, all software, all technology, all code, all website, all marks, all intellectual property, all proprietary assets, past, present and future, in complete status to fulfill in all respects its functionality and the purposes for which the Business Concept is created (“Intellectual Property”) and with NuState retaining no rights, interest of claim, or claim of any kind in the Intellectual Property, on the terms and conditions in this Agreement. Pursuant to the control and direction of NewCo management committee, to be appointed by the NewCo Board of Directors, NewCo will commence implementation its business plan of: (i) development of a full and complete business activity to develop, market and sell the products and services of Newco; (ii) to bundle the Rentar Fuel Catalyst and other Rentar products with the NewCo Intellectual Property, and services and to sell and support the products and services as a group. In addition to internal activities, NewCo will provide technical support to the Rentar sales organization to aid its activity of providing solutions for the transportation industry. NewCo will receive all the net revenues generated from NewCo related services and it will receive all the net revenue generated by NewCo’s sales or lease of the Rentar Fuel Catalyst’s either individually or bundled with the NewCo Intellectual Property.

Intellectual Property Transferred to NewCo:
On the terms provided in this Agreement, NuState transfers the Intellectual Property to NewCo and NuState shall have no further interest, claim, or right with respect to the Intellectual Property. In lieu of and in exchange of the transfer, NuState shall have the right to be paid and to collect US$3 million payment obligation from NewCo evidenced by certain NewCo Purchase Documents payable to NuState and secured further by the Rentar Stock in escrow.

Escrow - Rentar Stock:
NuState and Rentar agree that the Rentar Stock shall be placed in escrow with a mutually acceptable Escrow Agent (Whisenand & Turner, P.A.) and shall be held pursuant to the terms of the Escrow Agreement including:
1. As amounts of principal are paid by NewCo to NuState pursuant to the US$3 million NewCo Purchase Documents, a pro rata proportion amount of the Rentar Stock shall be released simultaneously to Rentar free, clear and without adverse claim of any kind.
2. The Escrow Agreement shall be signed by NuState, Rentar, and NewCo.
3. The Rentar Stock will be 600,000 shares valued at $5.00 per share.

License of Intellectual Property:
As of the date of this Agreement and for no additional consideration, Newco is granted a global perpetual license to the Intellectual Property with right of access to all aspects (including the code) of the Intellectual Property and the right to maintain the Intellectual Property.

NuState Obligations:
The NuState obligations under this Term Sheet are:
1. To timely perform the matters contained in this Agreement and attributable to NuState
2. Representations, Warranties, Covenants
a. NuState is the exclusive and sole owner of Intellectual Property, free and clear of any adverse claim, lien or encumbrance of any kind whatsoever.
b. The transfer of the Intellectual Property to Newco from NuState is not subject to any restraints, conditions, consents, or any third party approval of any kind whatsoever.
c. NuState is financially solvent and is not aware of any and does not anticipate any activity involving voluntary or involuntary insolvency proceeding of any kind whatsoever.
d. NuState has the authority, capacity and power to enter into this Agreement and all documents contemplated herein,
3. The Completion of Documentation Agreements shall contain other provisions as maybe agreed by the Parties.

Rentar Obligations:
The Rentar obligations under this Term Sheet are :
1. To timely perform the matters contained in this Term Sheet and attributable to Rentar
2. Representations, Warranties, Covenants
a. Rentar has the authority, capacity and power to enter into this Agreement and all documents contemplated herein.
3. The Completion of Documentation Agreements shall contain other provisions as maybe agreed by the Parties.

Newco Organization:
NuState and Rentar agree that NewCo shall be organized and provided for as follows:
1. NewCo shall be organized by Rentar as a Delaware corporation with 1,000 shares authorized. At Closing, NewCo shall have 1,000 shares issued and outstanding.
2. At Closing, Rentar shall have 51% (510 shares) of the, issued and outstanding shares of NewCo and NuState shall have 49% (490 shares) of the , issued and outstanding shares of NewCo. The NewCo shares issued to Rentar and to NuState Intellectual Property shall contain a legend to show the restrictions on the transfer of the NewCo shares and the Master Agreement. The NuState shares in NewCo (49% or 490 shares) cannot be hypothecated, pledged, or encumbered in any manner whatsoever.
3. Rentar shall have right of first refusal to acquire the shares of NewCo owned by NuState at the then fair market value.
4. Shares of Newco owned by NuState and the shares of Rentar owned by Rentar will be voted as a block as determined by Rentar.
5. The Board of Directors of NewCo shall be initially set at five members with three members appointed by Rentar and two members appointed by NuState. The Chairman shall be designated by Rentar.
6. The NewCo Board of Directors shall appoint an Operating Committee consisting of five persons, subject to the supervision of the NewCo Board of Directors, and shall have responsibilities including: the daily activity of maintaining, developing the Intellectual Property and supporting the Rentar sales activity for selling the Newco products and services bundled with the Rentar Fuel Catalyst.
7. Pursuant to the control and direction of Newco management team, who will be appointed by the NewCo Board of Directors, NewCo will commence implementation of its business plan of: (i) development of a full and complete business activity to continue to develop, market and to sell the products and services of Newco; (ii) to bundle the Rentar Fuel Catalyst and other Rentar products with the NewCo Intellectual Property, and services to sell and support the products as a group.
8. The NewCo management team will direct research and development designed to enhance NewCo Intellectual Property, products and services..

Financial Contributions to NewCo:
Financial contributions shall be provided NewCo as follows:
1. On or before the 1st day of each month, Rentar shall provide a capital contribution to NewCo US$18,000.00 per month for NewCo to utilize to pay expenses related to the NewCo Information Intellectual Property Department.
2. On or before the 1st day of each month, NuState shall provide a capital contribution to NewCo US$18,000.00 per month for NewCo to utilize to pay expenses related to the Information Intellectual Property Department.
3. Rentar shall provide office space at no additional cost to NewCo at its headquarters at 11568 Person Road, Wellington, Florida. .

Conditions Precedent to Closing:
On or before the Closing Date, the following items shall be completed to the mutual satisfaction of NuState and Rentar:
1. A software and/or other expert shall have completed and provided Rentar an expert opinion (at the cost of Rentar) opining, among other matters, that the Intellectual Property is complete, functional, and actually does the business activity contemplated by NewCo, the software code is accurate and complete, the Intellectual Property can reasonably perform the work and functionality anticipated by NewCo and that the Intellectual Property maintenance and support is reasonable.
2. All agreements listed in Other Matters below are complete to the mutual satisfaction of NuState and Rentar as of the Closing Date.

Closing:
The placement of the Rentar Stock in escrow and the execution and finalization of the documents identified in Other Matters shall be no later than 30 days from the date of this Agreement (“completion Date”).

Other Matters:
Other matters agreed between the Parties:
1. NuState and Rentar shall execute the following documents on or before the Completion of the Documentation Date:
a. Escrow Agreement
b. Completion Documents
d. NewCo Purchase Documents (US$3,000,000) with NuState
e. NewCo Capital Contribution Documents (US$18,000/month) with NuState
f. NewCo Capital Contribution Documents (US$18,000/month) with Rentar
2. The March 3, 2008 Outline Agreement is deemed to be merged into this Agreement
3. Any conflicts of interest regarding the Escrow Agent are waived and consented to.

Schedules to Agreement:	The schedules to the Term Sheet are identified as: None
Timing:
The agreed timing for the various activities listed below is: 30 days from the date of this Agreement and if the documents are not signed this Agreement continue binding and enforceable:
1. Execution of this Agreement
2. Execution of Escrow Agreement
3. Execution of NewCo Purchase Documents (US$3 million) - NuState
4. Execution of NewCo Capital Contribution Documents (US$18,000/month) - NuState
5. Execution of NewCo Capital Contribution Documents (US$18,000/month) - Rentar -
6. Execution of Completion Documents
*

NuState Energy Holdings Inc.		Rentar Environmental Solutions Inc.
By	/s/ Frank P. Reilly	By	/s/ Joel S. Ratner Pres
Authorized Representative		Joel Ratner, CEO
Name: Frank P. Reilly, CEO

NewCo (in formation) by Organizers

/s/ Frank P. Reilly CEO
Authorized Representative
NuState Energy Holdings Inc.

/s/ Joel Ratner Pres
Authorized Representative
Rentar Environmental Solutions, Inc.